Hawaiian Electric Exhibit 10.2(f)

AMENDMENT NO. 3 TO POWER PURCHASE AGREEMENT
BETWEEN AES HAWAII, INC.
AND
HAWAIIAN ELECTRIC COMPANY, INC.

This Amendment No. 3 to Power Purchase Agreement (“Amendment No. 3” or “Amendment”) is made and entered into as of the 13th day of November, 2015, by and between HAWAIIAN ELECTRIC COMPANY, INC., a Hawaii corporation (“HECO”), and AES HAWAII, INC., a Delaware corporation, formerly known as AES Barbers Point, Inc. (“AES Hawaii”), each individually referred to as a “Party” and both collectively referred to as the “Parties.”
RECITALS
A.    HECO and AES Barbers Point, Inc. (renamed AES Hawaii, Inc. as of September 12, 1997) have entered into a Power Purchase Agreement dated March 25, 1988, as subsequently amended, modified and clarified (the “Power Purchase Agreement”).
B.    AES Hawaii has proposed increasing the Committed Capacity of the Facility by up to nine (9) MW to 189 MW and has proposed declaring an increased Committed Capacity for the Facility of up to 189 MW.
C.    HECO and AES Hawaii have agreed to conduct a capacity test regarding the proposed increase of up to 9 MW in Committed Capacity (the “Capacity Test”), based on the AES Capacity Evaluation Protocol attached to this Amendment No. 3 as Exhibit 1.
D.    HECO has decided that it is beneficial to itself and its customers, and AES Hawaii has decided that it is beneficial to itself, for AES Hawaii to provide and HECO to accept an increase in available capacity of up to 9 MW pursuant to this Amendment No. 3, subject to the demonstration of such increased available capacity in the Capacity Test and the approval of this Amendment No. 3 by the Public Utilities Commission of the State of Hawaii, as further described herein.
E.    HECO and AES Hawaii desire to establish an in-service date for such increased capacity contingent upon certain approvals as set forth herein and to otherwise amend certain provisions of the Power Purchase Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants contained in this Amendment and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.	REGARDING ARTICLE I OF THE POWER PURCHASE AGREEMENT - DEFINITIONS
A.Effective upon the occurrence of the Additional Capacity In-Service Date, Article I of the Power Purchase Agreement is hereby amended by modifying the definitions of the following terms to read in their entirety as set forth below:
Committed Capacity - The amount of capacity that AES Hawaii declares following completion of the Capacity Test, which shall be the greater of (a) one hundred eighty thousand kilowatts (180,000 KW) and (b) the lesser of: (1) one hundred eighty-nine thousand kilowatts (189,000 KW) and (2) the maximum capacity demonstrated to the reasonable satisfaction of AES Hawaii and HECO by the data collected and corrected pursuant to the AES Capacity Evaluation Protocol.
Firm Capacity -The Committed Capacity, which AES Hawaii agrees herein to make available to HECO from the Facility under HECO Dispatch.
GNPIPD - The value shown in the United States Department of Commerce, Bureau of Economic Analysis publication entitled Survey of Current Business for the percentage change in prices over each calendar month associated with the Gross National Product for the previous month.
Unit Trips - The sudden and immediate removal of one of the Facility’s boilers or the Facility’s generator from service as a result of immediate mechanical/electrical/hydraulic control system trips or operator initiated trips/shutdowns that require HECO to take immediate steps to place an unscheduled generator on-line to make up for the loss of output of the Facility’s generator or boiler; provided, however, that Unit Trips shall not include: (1) any failure which occurs within 48 hours of the time at which the Facility is restarted following an outage; or (2) trips requested, caused or initiated by HECO other than pursuant to Section 4.1 in circumstances described in Section 4.1A. A trip of one of the boilers shall be counted as one-half (1/2) of a Unit Trip, and a trip of both boilers or the generator shall be counted as one (1) Unit Trip.
The requirement that HECO “take immediate steps to place an unscheduled generator on-line” shall not operate to exclude from the “Unit Trips” definition a trip/shutdown event if, at the time of the trip/shutdown in question, all generators comprising HECO’s resource system that are available to operate are operating and HECO would have taken immediate steps to place another generator on-line had another generator been available.
An “unscheduled generator” is determined immediately prior to the instant of commencement of the trip/shutdown event and means, in the case of a steam generator, a generator that had not been scheduled by HECO to be on-line for at least another three hours after the time a trip/shutdown event commenced, and in the case of a non-steam generator such as a combustion turbine or internal combustion engine, a generator that had not been scheduled by HECO to be on-line for at least another thirty minutes after the time a trip/shutdown event commenced.

B.Effective upon the occurrence of the Additional Capacity In-Service Date, Article I of the Power Purchase Agreement is hereby amended by adding the definitions set forth below:
Act 234 - Act 234 enacted by the State of Hawaii Legislature at 2007 Haw. Sess. Laws 234 at 697-702.
Additional Capacity - The first 9,000 KW of Committed Capacity beyond the Baseline Capacity.
Additional Capacity In-Service Date - The later of the date that the Online Testing Condition Precedent is satisfied and the Additional Capacity Rate Inclusion Date; provided that the conditions precedent set forth in Section 4 of Amendment No. 3 have been satisfied.
Additional Capacity Rate Inclusion Date - The earlier of (1) the effective date of an interim or final rate increase authorized by an interim or final order (whichever is first) of the Public Utilities Commission in a HECO general rate case that includes in HECO’s electric rates the additional purchased power costs (including the costs incurred as a result of the Energy Charge for Additional Energy and the Capacity Charge for the Additional Capacity) incurred by HECO pursuant to Amendment No. 3 that are not recovered through the Energy Cost Adjustment Clause and the Purchased Power Adjustment Clause, or (2) the date upon which HECO is allowed to begin recovering such additional purchased power costs through the Energy Cost Adjustment Clause and the Purchased Power Adjustment Clause.
AES Cap is defined in Section 3.4B(3).
AES Capacity Evaluation Protocol - The AES Capacity Evaluation Protocol attached to Amendment No. 3 as Exhibit 1.
Additional Energy - The energy taken by HECO, other than Baseline Energy, when the Facility is dispatched above the Baseline Capacity but not more than the Committed Capacity.
Amendment No. 3 - Amendment No. 3 to Power Purchase Agreement, dated as of November 13, 2015, by and between HECO and AES Hawaii.
Annual Threshold - For each Contract Year, the first 41,391,000 kwh of Additional Energy taken during the Non-Peak Period during such Contract Year.
Baseline Capacity - The first 180,000 KW of Committed Capacity.
Baseline Energy - Baseline Energy consists of the following: (1) all of the energy taken by HECO when the Facility is dispatched at no more than the Baseline Capacity, and (2) when the Facility is dispatched above the Baseline Capacity, the energy taken by HECO that is attributable to the first 180,000 KW of such dispatch.

Business Day - a day other than a Saturday, Sunday, or federal or State of Hawaii holiday.
Capacity Test - The capacity test conducted according to the AES Capacity Evaluation Protocol.
Continuation Condition is defined in Section 3.2B(6)(v).
CSP is defined in Section 3.4B(3).
Daily Fuel Supply Requirement is defined in paragraph 1.1 of the Fuel Supply Protocol.
DOH is defined in Section 3.4B(1).
Energy Cost Adjustment Clause - The provision in HECO’s rate schedules that allows HECO to pass through to its customers HECO’s costs of fuel and purchased power.
ERP is defined in Section 3.4B.
Fuel Supply Protocol - The Fuel Supply Protocol attached to Amendment No. 3 as Exhibit 3.
Full Plant Trip - The sudden and immediate removal of the Facility’s two boilers and/or generator from service as a result of immediate mechanical/electrical/hydraulic control system trips or AES Hawaii initiated trips/shutdowns; provided, however, that a Full Plant Trip shall not include any trip that is requested, caused or initiated by HECO.  For purposes of this definition, the following shall not be considered to be “caused or initiated by HECO”:  (1) a sudden and immediate removal from service that occurs when the Facility is being dispatched at or above 63,000 kW in accordance with the Power Purchase Agreement and (a) the Facility’s relays actuate in an manner inconsistent with the settings determined pursuant to Section 3.2A(6)(i) and (ii); or (b) the Facility trips without such protective relay actuation and (2) a suspension or reduction of deliveries pursuant to Section 4.1 in circumstances described in Section 4.1A.
GHG is defined in Section 3.4A.
HECO Cap is defined in Section 3.4B(5).
Monthly Fuel Supply Requirement is defined in paragraph 1.1 of the Fuel Supply Protocol.
Non-Peak Period - The eighteen (18) hours of each day of the year that are not included in that day’s Priority Peak Period.
Non-Peak Above Threshold Energy Charge - 5.2 cents/kwh.

Non-Peak Additional Energy - Additional Energy taken by HECO outside of the Priority Peak Period.
Non-Peak Capacity Charge - 3.2 cents/kwh.
Non-Peak Threshold Energy Charge - 6.4 cents/kwh.
Online Testing Condition Precedent is defined in Section 3.2B(6)(iii).
Partnership Cap - The combination of the HECO Cap and the AES Cap, as provided in Section 3.4B(5).
Peak Additional Energy - Additional Energy taken by HECO during the Priority Peak Period.
Priority Peak Capacity Charge - 4.4095 cents/kwh.
Priority Peak Energy Charge - 5.2 cents/kwh.
Priority Peak Period - A total of six (6) hours each day of the year, as designated by HECO from time to time by written notice to AES Hawaii, during which the Priority Peak Capacity Charge and the Priority Peak Energy Charge shall apply, as set forth in Section 5.1A(7). As of the execution of Amendment No. 3, the Priority Peak Period consists of the hours from 7:00 a.m. to 9:00 a.m. and from 5:00 p.m. to 9:00 p.m. (Hawaii Standard Time).
Purchased Power Adjustment Clause - The Purchased Power Adjustment Clause approved by the Public Utilities Commission in Final Decision and Order in Docket No. 2008-0083 on December 29, 2010.
Reinstatement Condition is defined in Section 3.2B(6)(iv).
Trip Scheme Failure Condition Subsequent is defined in Section 3.2B(6)(iv).

2.	OTHER CLARIFICATIONS, MODIFICATIONS AND AMENDMENTS TO THE POWER PURCHASE AGREEMENT
Effective upon the Additional Capacity In-Service Date, the following provisions of the Power Purchase Agreement are deemed to be clarified, modified or amended as set forth in this Section 2:

A.	Regarding Section 2.1D of the Power Purchase Agreement
Section 2.1D of the Power Purchase Agreement is hereby amended by replacing the first sentence with the following:
Power supplied by AES Hawaii hereunder shall be in the form of three-phase 60 Hertz alternating current, at a nominal operating voltage of 138,000 volts (138 KV) and power factor dispatchable in the range of 0.85 lagging to 0.98 leading when the Facility is dispatched at or below the Baseline Capacity and in the range of 0.90 lagging to 0.98 leading for when the Facility is dispatched above the Baseline Capacity up to the Committed Capacity, as measured at the Metering Point, to maintain system operating parameters as specified by HECO.
B.Regarding Section 3.2B(4) of the Power Purchase Agreement
Section 3.2B(4) of the Power Purchase Agreement is hereby amended by adding the following at the end of the fourth sentence (“Such confirmation shall include the date and time of occurrence as well as the cause of the Unit Trip”) of that Section:
AES Hawaii shall also provide a written Unit Incident Report each time the full Committed Capacity is unavailable. Each Unit Incident Report shall be substantially in the form used by AES Hawaii and HECO immediately prior to the execution and delivery of Amendment No. 3. Each Unit Incident Report shall be provided as soon as reasonable practicable following the conclusion of the incident in question but in any case within ten (10) Business Days following such incident. If AES Hawaii determines that a root cause analysis is necessary, such analysis need not be completed within the ten (10) business day period.
C.Regarding Section 3.2B of the Power Purchase Agreement
Section 3.2B of the Power Purchase Agreement is hereby amended by adding the following new Sections 3.2B(5) and 3.2B(6):

(5)	Operational Commitments - AES Hawaii shall continue and/or implement the various operational measures at the Facility as set forth in Exhibit 2 to this Amendment No. 3.

(6)
Instantaneous Tripping of Auxiliary Loads - AES Hawaii shall provide relay contact(s) and/or other indication(s) from the Facility to allow instantaneous tripping of the Facility’s auxiliary loads during a Full Plant Trip. Auxiliary loads equal to the lesser of 9 MW or the amount of Additional Capacity being provided at the time shall instantaneously be tripped to offset the Additional Capacity with the remainder, if the entire auxiliary load is not tripped instantaneously, to disconnect by the underfrequency-based scheme existing as of the execution of Amendment No. 3. The following procedure shall be followed to test the instantaneous tripping of the Facility’s auxiliary loads during a Full Plant Trip:

(i)
The underfrequency relay based auxiliary load trip scheme existing as of the execution of Amendment No. 3 shall remain in operation if required to complement the new instantaneous auxiliary load trip scheme or until the successful completion of the end-to-end testing of the new instantaneous auxiliary load trip scheme if the existing trip scheme is not required to complement the new trip scheme.

(ii)	AES Hawaii shall perform all tests for the new instantaneous auxiliary load trip scheme that are able to be performed while the Facility is online,

including bench testing of any relays in the new trip scheme. HECO shall witness the tests.

(iii)
Following the successful Facility-online testing of the new instantaneous auxiliary load trip scheme to HECO’s reasonable satisfaction (the “Online Testing Condition Precedent”), AES Hawaii shall implement the new instantaneous auxiliary load trip scheme, and AES Hawaii shall be allowed to provide the Additional Capacity.

(iv)
In the event AES Hawaii experiences a Full Plant Trip prior to the satisfaction of the Continuation Condition as set forth in Section 3.2B(6)(v) and the new instantaneous auxiliary load trip scheme does not operate in a manner that the appropriate auxiliary load is instantaneously tripped (the “Trip Scheme Failure Condition Subsequent”), AES Hawaii shall not be allowed to provide the Additional Capacity until the problem is remedied and the new scheme successfully completes end-to-end testing to HECO’s reasonable satisfaction (the “Reinstatement Condition”).

(v)
During the next planned plant outage (no later than 2018), end-to-end testing of the new instantaneous auxiliary load trip scheme shall be performed. HECO shall witness the tests. The end-to-end testing shall be successfully completed to HECO’s reasonable satisfaction in order for AES Hawaii to continue providing the Additional Capacity (the “Continuation Condition”).

D.Regarding Section 3.2C(7) of the Power Purchase Agreement
Section 3.2C(7) is hereby amended by replacing the phrase “90 MW Capability” under the two week, One Boiler Shutdown, Annual Maintenance provision with the phrase “Capability Equal to 50% of the Committed Capacity.”
E.Regarding Section 3.2D(3) of the Power Purchase Agreement
Section 3.2D(3) of the Power Purchase Agreement is hereby amended in its entirety to read as follows:
(3)    Firm Capacity - AES Hawaii warrants and guarantees that:
(i)    during the period from and after the first Contract Year to but not including the Additional Capacity In-Service Date, the Facility will have and maintain the capability to produce and deliver to the Metering Point at least 180,000 KW at 0.85 lagging power factor of Firm Capacity; and
(ii)    thereafter, the Facility will have and maintain the capability to produce and deliver to the Metering Point Firm Capacity of at least (1) the Baseline Capacity at 0.85 lagging power factor when dispatched at or below the Baseline Capacity and (2) the Committed Capacity at 0.90 lagging power factor when dispatched above the Baseline Capacity up to the Committed Capacity.

F.Regarding Section 3.2F of the Power Purchase Agreement
Section 3.2F of the Power Purchase Agreement is hereby amended in its entirety to read as follows:
AES Hawaii shall be responsible for acquiring and storing adequate supplies of fuel and other materials used in the operation of the Facility, including, but not limited to, bituminous coal and limestone. An adequate supply of fuel under normal conditions shall include satisfying the Monthly Fuel Supply Requirement and the Daily Fuel Supply Requirement. AES Hawaii assumes full risk and responsibility for acquiring longer term firm supplies of fuel and other necessary materials and transportation therefor under this Agreement during the full Term. Without limitation to the generality of the foregoing, AES Hawaii and HECO shall comply with the Fuel Supply Protocol.
G.Regarding Section 3.2 of the Power Purchase Agreement
Section 3.2 of the Power Purchase Agreement is hereby amended by adding the following new Section 3.2L:
L.    Biomass.
AES Hawaii may reduce coal combustion by modifying its fuel consumption to include biomass, subject to the prior written approval of HECO, which shall not be unreasonably withheld.
H.Regarding Section 3.3B of the Power Purchase Agreement
Section 3.3B(1) of the Power Purchase Agreement is hereby amended by replacing the third sentence thereof with the following:
Unless otherwise agreed to, HECO may demand the maximum real power output from the Facility at 0.85 power factor when dispatching the Facility at or below the Baseline Capacity and at 0.90 power factor when dispatching the Facility above the Baseline Capacity up to the Committed Capacity, but shall not reduce the load on the Facility below 63,000 KW.
I.Regarding Article III of the Power Purchase Agreement
Article III of the Power Purchase Agreement is hereby amended by adding the following new Section 3.4:

3.4	Rights and Obligations of AES Hawaii and HECO Regarding Act 234.
A.    HECO shall partner with AES Hawaii and combine the HECO portfolio of greenhouse gas (“GHG”) caps (which portfolio includes HECO, Maui Electric Company and Hawaii Electric Light Company facility caps) with AES Hawaii for the purpose of Act 234 compliance during the remaining Term as set forth in this Section 3.4.

B.    HECO and AES Hawaii shall work together in good faith to include AES Hawaii in HECO’s Emissions Reduction Plan (“ERP”). Without limiting the generality of the foregoing:
(1)    AES Hawaii shall provide actual emissions data for 2010 or a representative substitute period allowed under Act 234 from which a baseline can be derived; provided that AES Hawaii shall have responsibility for obtaining approval from the State of Hawaii Department of Health (“DOH”) for the representative substitute period;
(2)    HECO and AES Hawaii shall work together to forecast 2019 AES Hawaii emissions assuming a Facility net capacity of 189 MW and a 96% capacity factor using existing fuel types, and incorporating sufficient margin to accommodate typical variations in the Facility’s efficiency from year to year with the objective of forecasting the maximum expected annual emissions from the Facility through the remaining Term;
(3)    HECO and AES Hawaii shall determine an annual GHG “cap” to be included in AES Hawaii’s Covered Source Permit (“CSP”), which “cap” (the “AES Cap”) shall be determined with the objective of allowing AES Hawaii to operate based on the assumptions specified in Section 3.4B(2), without requiring a reduction in the Facility’s output to comply with Act 234;
(4)    HECO shall submit a modification of its ERP to the DOH including the Facility as a partner facility and HECO and AES Hawaii shall use their best efforts to obtain approval for such modification; and
(5)    HECO shall combine its portfolio-wide GHG cap (the “HECO Cap”) with the AES Cap to establish the “Partnership Cap” for the purpose of Act 234 compliance during the remaining Term.
C.    AES Hawaii shall be responsible for operating within the AES Cap, paying any penalties assessed by DOH for failure to do so, paying its emission fees to DOH, and making any necessary modifications to its CSP. If actual AES Hawaii emissions are below the AES Cap, HECO shall have the right to apply the quantity of emissions below the AES Cap to the other facilities included in the ERP. If actual AES Hawaii emissions are above the AES Cap, HECO shall allow AES Hawaii to apply any HECO emissions that are below the HECO Cap to AES Hawaii to the extent necessary for AES Hawaii to remain within the AES Cap. Except as set forth above in this Section 3.4 with respect to compliance with Act 234, AES Hawaii shall remain responsible for its emissions and for compliance with laws as and to the extent provided in Sections 3.2H and 3.2I.
J.Regarding Section 5.1A of the Power Purchase Agreement

Section 5.1A of the Power Purchase Agreement is hereby amended in its entirety to read as follows:

A.	Energy Charge.
(1)    Energy Charge for Baseline Energy
The monthly Energy Charge in July 1987 dollars for Baseline Energy shall be made up of the sum of three elements as follows:
(i)

where:	A = integrated hourly load of the Facility in megawatts not to exceed the Baseline Capacity (rounded to the third decimal place) for each hour of the month being invoiced.
B =    kilowatthours of Baseline Energy purchased during each specific hour of the month being invoiced.
P =    the total number of hours in the month being invoiced.

(ii)	Variable O&M Cost = ($0.0005/kwh) (Total kilowatthours of Baseline Energy purchased in the month being invoiced)

(iii)	Fixed O&M Cost = ($0.011/kwh) (Total kilowatthours of Baseline Energy available for dispatch in the month being invoiced)
The Energy Charge for Baseline Energy shall be adjusted every six months (on January 1 and July 1) at one-hundred (100) percent of the change in the GNPIPD as illustrated in Exhibit 5.
(2)    Energy Charge for Additional Energy During the Priority Peak Period
The Energy Charge for Additional Energy taken during the Priority Peak Period to be paid by HECO to AES Hawaii from and after the Additional Capacity In-Service Date and, subject to the provisions of Section 5.1C, for the balance of the Term shall be calculated on the basis of the Priority Peak Energy Charge (without any escalation) for each kilowatthour of Additional Energy purchased during the Priority Peak Period for the month being invoiced.
(3)    Energy Charge for Additional Energy During the Non-Peak Period up to the Annual Threshold
The Energy Charge for Additional Energy taken during the Non-Peak Period during each Contract Year up to and including the Annual Threshold to be paid by HECO to AES Hawaii from and after the Additional Capacity In-Service

Date and, subject to the provisions of Section 5.1C, for the balance of the Term of the Agreement shall be calculated on the basis of the Non-Peak Threshold Energy Charge (without any escalation) for each kilowatthour of Additional Energy purchased during the Non-Peak Period that is counted against the Annual Threshold for the month being invoiced.
(4)    Energy Charge for Additional Energy During the Non-Peak Period Above the Annual Threshold
The Energy Charge for Additional Energy taken during the Non-Peak Period during each Contract Year in excess of the Annual Threshold to be paid by HECO to AES Hawaii from and after the Additional Capacity In-Service Date and, subject to the provisions of Section 5.1C, for the balance of the Term of the Agreement shall be calculated on the basis of the Non-Peak Above Threshold Energy Charge (without any escalation) for each kilowatthour of Additional Energy purchased during the Non-Peak Period that is not counted against the Annual Threshold for the month being invoiced.
(5)    Electrical Losses
Each energy payment shall be adjusted for electrical losses between the revenue meters and the Point of Interconnection as stated in Section 3.2C(5).
(6)    Reactive Power
The reactive power (in kilovarhours) in excess of sixty-two (62) percent of the kilowatthours furnished to AES Hawaii by HECO for the applicable payment period shall be charged to AES Hawaii at the rate of 0.2 cents (1987$) per kilovarhour. The reactive power (in kilovarhours) in excess of sixty-two (62) percent of the kilowatthours furnished to HECO by AES Hawaii for the applicable payment period (regardless of whether such kilowatthours consist of Baseline Energy or Additional Energy) shall be credited to AES Hawaii at the rate of 0.2 cents (1987$) per kilovarhour. The energy payment adjustment for reactive power shall apply regardless of the rate schedule under which HECO furnishes electricity to AES Hawaii. If such schedule has a power factor clause, the provision of this Agreement shall supersede the application of such clause in the rate schedule. The reactive power charges shall be adjusted every six months (on January 1 and July 1) at one-hundred (100) percent of the GNPIPD as illustrated in Exhibit 5.
(7)    Priority Peak Period
HECO shall have the right, by at least five days’ advance written notice to AES Hawaii, to designate different hours of the day as the Priority Peak Period; provided that the Priority Peak Period shall always be six (6) hours each day of the year.
K.Regarding Section 5.1B of the Power Purchase Agreement

Section 5.1B of the Power Purchase Agreement is hereby amended in its entirety to read as follows:
B.    Capacity Charge.
(1)    Capacity Charge for the Baseline Capacity
The Capacity Charge for Baseline Capacity to be paid by HECO to AES Hawaii during the full Term shall be at a fixed rate equal to $0.044095 per kilowatthour for each hour in which the Baseline Capacity is available, from June 1, 2003, through the end of the Term. To determine the Baseline Capacity that is available for purposes of the foregoing calculation, the Baseline Capacity of the Facility will be multiplied by the hours in the prior month, and then any outage and/or derated hours occurring during the prior month (other than those excluded pursuant to Sections 3.2B(3) and 4.2) times the capacity value of the outage and/or derating in the Baseline Capacity (in kilowatts) will be subtracted. (Allocation of the capacity value between Additional Capacity and Baseline Capacity is addressed in Section 5.1B(4).) The Baseline Capacity in kilowatthours available for the month in question shall then be multiplied by the above rate to obtain the monthly capacity payment due to AES Hawaii for the Baseline Capacity.
(2)    Capacity Charge for Additional Capacity During the Priority Peak Period
The Capacity Charge for Additional Capacity during the Priority Peak Period to be paid by HECO to AES Hawaii from and after the Additional Capacity In-Service Date and, subject to the provisions of Section 5.1C, for the balance of the Term shall be at a fixed rate equal to the Priority Peak Capacity Charge for each hour of the Priority Peak Period in which the Additional Capacity is available. To determine the Additional Capacity that is available for purposes of the foregoing calculation, the Additional Capacity of the Facility will be multiplied by the hours in the Priority Peak Period during the prior month, and then any outage and/or derated hours occurring during the Priority Peak Period in the prior month (other than those excluded pursuant to Sections 3.2B(3) and 4.2) times the capacity value of the outage and/or derating in Additional Capacity during the Priority Peak Period (in kilowatts) will be subtracted. (Allocation of the capacity value between Additional Capacity and Baseline Capacity is addressed in Section 5.1B(4).) The Additional Capacity in kilowatthours available during the Priority Peak Period for the month in question shall then be multiplied by the Priority Peak Capacity Charge to obtain the monthly capacity payment due to AES Hawaii for Additional Capacity during the Priority Peak Period.

(3)    Capacity Charge for Additional Capacity During the Non-Peak Period
The Capacity Charge for Additional Capacity during the Non-Peak Period to be paid by HECO to AES Hawaii from and after the Additional Capacity In-Service Date and, subject to the provisions of Section 5.1C, for the balance of the Term shall be at a fixed rate equal to the Non-Peak Capacity Charge for each hour of the Non-Peak Period in which the Additional Capacity is available. To determine the Additional Capacity that is available for purposes of the foregoing calculation, the Additional Capacity of the Facility will be multiplied by the hours in the Non-Peak Period during the prior month, and then any outage and/or derated hours occurring during the Non-Peak Period in the prior month (other than those excluded pursuant to Sections 3.2B(3) and 4.2) times the capacity value of the outage and/or derating in Additional Capacity during the Non-Peak Period (in kilowatts) will be subtracted. (Allocation of the capacity value between Additional Capacity and Baseline Capacity is addressed in Section 5.1B(4).) The Additional Capacity in kilowatthours available during the Non-Peak Period for the month in question shall then be multiplied by the Non-Peak Capacity Charge to obtain the monthly capacity payment due to AES Hawaii for Additional Capacity during the Non-Peak Period.
(4)    Reporting and Assessment of Outages and Deratings
AES Hawaii shall report as an outage or derating all circumstances when the full Committed Capacity is unavailable in whole or in part. For each such incident, AES Hawaii shall email to HECO net MW and throttle steam pressure data taken at one minute intervals for the time period of thirty minutes prior to the incident to thirty minutes after the incident. All outages and deratings shall be reported and assessed as outlined below:

(i)
To derive the capacity value of the outage or the derating, the average facility net MW output shall be used for each fifteen-minute time segment (as reflected by the fifteen-minute interval meter data) impacted, in whole or in part, by the incident. This average net MW value shall then be subtracted from the Committed Capacity to determine the capacity value of the outage or derating for each particular fifteen-minute time segment, with such capacity value being applied first against Additional Capacity (during both the Priority Peak Period and the Non-Peak Period, as applicable), and the remainder against the Baseline Capacity. This calculation shall be applicable to both full fifteen-minute time segments and partial time segments (i.e., the incident begins or ends within a fifteen-minute interval).

(ii)	The three prerequisites for the Facility being fully available after a derated condition are:

(a)	being above 140 MW (or, alternatively, at the MW level then requested by HECO);

(b)	being above 1770 psig throttle steam pressure; and

(c)	being on HECO EMS control.

(iii)	The start time of a derated condition shall be the time the Facility goes off of EMS or such other time as may be appropriate in light of the circumstances of the derating.
L.Regarding Section 5.1 of the Power Purchase Agreement
Section 5.1 of the Power Purchase Agreement is hereby amended by adding the following new Sections 5.1C and 5.1D:
C.    Conditions Precedent, Subsequent and Otherwise.
The occurrence of the Additional Capacity In-Service Date is a condition precedent to the respective rights and obligations of AES Hawaii and HECO to provide and pay for Additional Energy and Additional Capacity. If, subsequent to the Additional Capacity In-Service Date, a Trip Scheme Failure Condition Subsequent should occur, the respective rights and obligations of AES Hawaii and HECO to provide and pay for Additional Energy and Additional Capacity shall be suspended and shall only be reinstated upon satisfaction of the Reinstatement Condition, as set forth in Section 3.2(6)(iv).
D.    Prior to the Additional Capacity In-Service Date.
The respective rights and obligations accrued by HECO and AES Hawaii with respect to the payment and receipt of Energy Charges and Capacity Charges for the period prior to the Additional Capacity In-Service Date shall continue to be governed by the provisions of the Power Purchase Agreement without giving effect to the amendments set forth in Amendment No. 3 except for the provisions of this Section 5.1D.
M.Regarding Article V of the Power Purchase Agreement
Article V of the Power Purchase Agreement is hereby amended by adding the following new Section 5.3:

5.3	Reliability Bonus
HECO shall pay AES Hawaii a reliability bonus for reducing Full Plant Trips in any Contract Year as follows:

(a)	If AES Hawaii has zero Full Plant Trips: $1,000,000;

(b)	If AES Hawaii has one Full Plant Trip: $700,000;

(c)	If AES Hawaii has two Full Plant Trips: $500,000; and

(d)	If AES Hawaii has three Full Plant Trips: $300,000.
Such reliability bonus shall be calculated retroactively from October 1, 2015, unless such retroactivity is disapproved by the Public Utilities Commission.
N.Regarding Section 6.1 of the Power Purchase Agreement
Section 6.1 of the Power Purchase Agreement is amended by adding at the end of clause “(i)” in the third sentence (“backup data for the computation of the Capacity Charge”) the following:
including but not limited to a certification by AES Hawaii that, except as otherwise reported in Unit Incident Reports or in the certificate itself, the entire Committed Capacity was continuously available during the preceding Calendar Month….
O.Regarding Section 6.2 of the Power Purchase Agreement
Section 6.2 of the Power Purchase Agreement is hereby amended by replacing the first paragraph with the following:
By the nineteenth working day of each month, but not later than the second to last working day of the month, HECO shall pay the monthly Capacity Charge and monthly Energy Charge as computed in Article V, or provide to AES Hawaii an itemized statement of its objections to all or any portion of such Monthly Invoice and pay any undisputed amount.
P.Regarding Section 8.1B of the Power Purchase Agreement
Section 8.1B of the Power Purchase Agreement is hereby amended in its entirety to read as follows:
B.    Failure to Report Derating.
The parties acknowledge and agree that it is essential that all deratings of the Facility’s capability be promptly and accurately reported to HECO. In the event that a derating of which AES Hawaii was aware, or should have been aware with the exercise of reasonable care, is not reported to HECO and such an event is discovered by HECO, AES Hawaii shall pay liquidated damages for failure to report the derating in the month following the derating in accordance with the following formulae and other provisions:

(1)    Derating Affecting the Baseline Capacity

KWH Delivered of _________Baseline Energy__________ KWH Delivered of Baseline Energy + KWH Deficiency of Baseline Energy	x	Capacity Charge Rate for the Baseline Capacity	x	KWH Deficiency of Baseline Energy

(2)    Derating Affecting Additional Capacity During the Priority Peak Period

KWH Delivered of Peak Additional Energy KWH Delivered of Peak Additional Energy + KWH Deficiency of Peak Additional Energy	x	Priority Peak Capacity Charge	x	KWH Deficiency of Peak Additional Energy

(3)    Derating Affecting Additional Capacity During Non-Peak Period

KWH Delivered of Non-Peak Additional Energy KWH Delivered of Non-Peak + Additional Energy KWH Deficiency of Non-Peak Additional Energy	x	Non-Peak Capacity Charge	x	KWH Deficiency of Non-Peak Additional Energy

(4)    Liquidated Damage Computation
This liquidated damage computation shall apply to the total period in which the unreported derating persists, or forty-eight (48) hours, whichever is less. AES Hawaii shall develop and submit to HECO, subject to HECO verification, a table of Unit Capability (in KW) Under Various Conditions similar to that in HECO’s Production Department Operating Division Policy Manual. That table shall be used, wherever applicable, to determine the amount of derating for purposes of assessing liquidated damages under this Section 8.1B.
Q.Regarding Section 8.1C of the Power Purchase Agreement
Section 8.1C of the Power Purchase Agreement is hereby amended in its entirety to read as follows:
C.    Escalation.
All of the dollar values noted in this Section 8.1 and Sections ý5.2 and ý8.2 will be adjusted each Contract Year by escalating them in accordance with the following formula:
C + U                        Liquidated
--------        x    GNPIPD    x    Damage or
C + E                        Bonus

where:        C = Capacity Charge for Baseline Capacity
E = Escalated Energy Charge for Baseline Energy
U = Unescalated Energy Charge for Baseline Energy

R.Regarding Section 8.2 of the Power Purchase Agreement
Section 8.2 of the Power Purchase Agreement is hereby amended by deleting the last sentence thereof.
S.Regarding Article XVIII of the Power Purchase Agreement
Article XVIII of the Power Purchase Agreement is hereby amended in its entirety to read as follows:
After the Additional Capacity In-Service Date, AES Hawaii will not make any modifications to the Facility that would enable AES Hawaii either to increase or to decrease the Committed Capacity of the Facility without the prior written approval of HECO.

T.	Regarding Section 24.11 of the Power Purchase Agreement
Section 24.11 of the Power Purchase Agreement is hereby amended by replacing the first two (2) sentences with the following:
AES Hawaii shall provide HECO with a copy of any Steam Sales Contract prior to its execution by AES Hawaii and the steam buyer. Such contract will provide for, at a minimum, steam sales under normal operating conditions that are adequate to maintain the Facility as a Qualifying Facility under PURPA, but shall not allow for maximum sales that, given the design capability of the Facility, would jeopardize the supply of the Committed Capacity to HECO when in full operation as described in Section 3.2D(3).
U.Regarding New Sections 24.16 and 24.17 of the Power Purchase Agreement
Article XXIV of the Power Purchase Agreement is hereby amended by adding the following new Sections 24.16 and 24.17:
24.16    Financial Compliance
A.    AES Hawaii shall provide existing information in the possession of AES Hawaii that is reasonably requested by HECO (the “Information”) for purposes of permitting HECO and Hawaiian Electric Industries, Inc. (“HEI”) to comply with the requirements of (1) Accounting Standards Codification 810, Consolidation (formerly FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” and FASB Statement of Financial Accounting Standards No. 167, “Amendments to FASB Interpretation No. 46R”), (2) Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”) and (3) all clarifications, interpretations and revisions of and regulations implementing Accounting Standards Codification 810 and SOX 404 issued by the FASB,

Securities and Exchange Commission, the Public Company Accounting Oversight Board, Emerging Issues Tax Force or other governing agency. In addition, if required by HECO in order to meet its compliance obligations and upon reasonable prior written notice from HECO, AES Hawaii shall allow HECO or its independent auditor to audit, to the extent as is reasonably required, AES Hawaii’s financial records, including its system of internal controls over financial reporting; provided that HECO shall be responsible for all costs associated with the foregoing, including, but not limited to AES Hawaii’s reasonable internal costs. HECO shall limit access to such Information to persons involved with such compliance matters and restrict persons involved in HECO’s monitoring, dispatch or scheduling of AES Hawaii and/or the Facility, or the administration of this Agreement, from having access to such Information, (unless such participation is approved, in writing in advance, by AES Hawaii). Persons who obtain access to any Information at any time shall not participate in any future negotiations of amendments, modifications, clarifications or renewals or replacements of this Agreement. Notwithstanding anything to the contrary herein, prior to any request for Information or any audit of AES Hawaii that may be required pursuant to this Section 24.16, HECO must provide to AES Hawaii (a) a written request from HECO’s accounting officer that sets forth the justification for such request for Information or audit in reasonable detail, (b) the underlying analysis performed by HECO that validates such request for Information or audit and (c) a written confirmation from HECO’s independent auditors that such request for Information or audit is necessary for HECO in order to meet its compliance obligations as set forth in this Section 24.16.
B.    If there is a change in circumstances that is not caused by or the fault of HECO (e.g., a change in accounting standards) during the Term that would trigger consolidation of AES Hawaii’s finances onto HECO’s balance sheet, then AES Hawaii and HECO will reasonably cooperate to attempt to eliminate such consolidation; provided that such cooperation and elimination (if any) has no adverse impact on AES Hawaii.
C.    HECO shall, and shall cause HEI to, maintain the confidentiality of the Information as provided in this Section 24.16. HECO may share the Information on a confidential basis with HEI and the independent auditors and attorneys for HECO and HEI. (HECO, HEI and their respective independent auditors and attorneys are collectively referred to in this Section 24.16 as “Recipient.”) If either of HEI or HECO reasonably concludes, and as confirmed in writing by HEI’s or HECO’s independent auditor, that (i) consolidation or financial reporting with respect to AES Hawaii and/or this Agreement is necessary and (ii) disclosure of certain Information is necessary to satisfy applicable disclosure and reporting or other requirements, then HEI and HECO shall promptly and, to the extent permitted by law, no less than two (2) Business Days prior to any proposed disclosure of Information, provide notice to AES Hawaii of such findings (including therewith a copy of the independent auditor’s written determination). HEI and HECO may disclose Information to the Public Utilities Commission and the Division of Consumer Advocacy of the Department of Commerce and Consumer Affairs of the State of Hawaii in connection with the Public Utilities Commission’s rate making activities for HECO and other HEI affiliated entities; provided that (a) HECO shall provide at least seven (7) Business Days’ notice to AES Hawaii before making any such disclosure, (b) HEI and HECO shall cooperate with AES Hawaii in seeking a protective order or other appropriate remedy (including redaction of Information not so required to be disclosed) prior to disclosure and (c) if the scope or content of the Information to be disclosed to the Public Utilities Commission exceeds or is more detailed than that already disclosed pursuant to this Section 24.16C, such Information will not be disclosed until the Public Utilities Commission first issues a protective order to protect the confidentiality of such Information. If such protective order or other remedy is not obtained, Recipient shall furnish only that portion of the Information that it is legally required to so furnish and shall use reasonable efforts to obtain assurance that confidential treatment will be accorded to any disclosed Information.
D.    In circumstances other than those addressed in Section 24.16C, if any Recipient becomes legally compelled under applicable law or by legal process (e.g., deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or a portion of the Information, such Recipient shall (i) provide AES Hawaii with notice thereof immediately upon obtaining knowledge thereof and prior to disclosure and (ii) cooperate with AES Hawaii in seeking a protective order or other appropriate remedy (including redaction of Information not so required to be disclosed). In its sole discretion, AES Hawaii may waive a Recipient’s compliance with the terms of this Section 24.16 following its receipt of such Recipient’s notice pursuant to this Section 24.16D. If such protective order or other remedy is not obtained or AES Hawaii waives such Recipient’s compliance with the provisions of this Section 24.16, Recipient shall furnish only that portion of the Information that it is legally required to so furnish and shall use reasonable efforts to obtain assurance that confidential treatment will be accorded to any disclosed Information.
E.    HECO and HEI shall be permitted to use the Information solely for purposes of meeting their respective compliance obligations as described in this Section 24.16 and neither HECO nor HEI shall use the Information for any other purpose.
F.    The obligation of nondisclosure and restricted use imposed on each Recipient under this Section 24.16 shall not extend to any portion(s) of the Information that (1) was known to such Recipient prior to receipt and not subject to an obligation or duty of confidentiality, (2) without the fault of such Recipient is available or becomes available to the general public, or (3) is received by such Recipient from a third party not known by the Recipient to be bound by an obligation or duty of confidentiality.
24.17    Information Provided to American Appraisal
Each party represents and warrants to the other party that the information provided by such party to American Appraisal Company, Inc. in connection with its assessment of the remaining useful life and fair value of the Facility as of December 31, 2008 was true and accurate. AES Hawaii agrees that if reassessment of the remaining useful life and fair value of the Facility is reasonably required on future occasions, AES Hawaii will reasonably cooperate with HECO, at HECO’s sole cost and expense, in performing or obtaining such reassessment.

V.Regarding Attachment F to the Power Purchase Agreement
Attachment F to the Power Purchase Agreement is hereby amended by replacing it in its entirety with the following:
QUALIFIED ENGINEERS LIST

In accordance with Section 3.3E, the following Engineering Firms are qualified to provide an independent engineering assessment on practices relating to Good Engineering and Operating Practices:

Black & Veatch
11401 Lamar
Overland Park, KS 66211
Attn: Kevin A. Kerschen
(919) 462-7314 Work
(919) 244-5969 Mobile
KerschenKA@bv.com

Sargent & Lundy
55 East Monroe Street
Chicago, Illinois 60603
Attn: Mark F. Santschi
(312) 269-6653 Work
(312) 623-1675 Mobile
MARK.F.SANTSCHI@sargentlundy.com

W.Regarding Exhibit 5 to the Power Purchase Agreement
Exhibit 5 to the Power Purchase Agreement is hereby amended by replacing it in its entirety with the following:
The Energy Charge for Baseline Energy and the reactive power charges shall be multiplied by an Adjustment Factor, which shall have an initial value of 1.000 as of the end of the First Quarter of 1987 (using the “Third Estimate” (formerly known as “Final”) value of the GNPIPD for the First Quarter of 1987). The Adjustment Factor shall be adjusted on each January 1 and July 1 by one hundred percent of the percentage change between the “Third Estimate” of the First Quarter 1987 GNPIPD value and either the previous year’s Third Quarter “Third Estimate” of the GNPIPD value (for a January 1 adjustment) or the current year’s First Quarter “Third Estimate” of the GNPIPD value (for a July 1 adjustment).

3.	CONSENTS AND NULL AND VOID RIGHTS
The effectiveness of this Amendment No. 3 is subject to (i) AES Hawaii obtaining any necessary lender approval of this Amendment No. 3 and providing written notice to HECO that either AES Hawaii has obtained such approval or such approval in unnecessary (the

“Lender Amendment Consent Notice”) within 25 days after the execution and delivery of this Amendment No. 3 (or such later date as HECO and AES Hawaii may agree in writing) and (ii) HECO obtaining any necessary approval of this Amendment No. 3 from NextEra Energy, Inc., a Florida corporation (“NextEra”) and providing written notice to AES Hawaii that either HECO has obtained such approval or such approval is unnecessary (the “NextEra Amendment Consent Notice”) within 25 days after the execution and delivery of this Amendment No. 3 (or such later date as HECO and AES Hawaii may agree in writing). Either Party may declare this Amendment No. 3 null and void if the Lender Amendment Consent Notice or the NextEra Amendment Consent Notice is not received within 25 days following the execution and delivery of this Amendment No. 3. In addition, AES Hawaii shall have the right to declare this Amendment No. 3 null and void during the period expiring on the date (the “Null and Void Deadline”) that is the first to occur of (A) the 120th day following execution and delivery of this Amendment No. 3 (or such later date as the Parties may agree in writing) or (B) the delivery by AES Hawaii to HECO of a written irrevocable waiver of AES Hawaii’s right to declare this Amendment No. 3 null and void pursuant to this Section 3 (“Irrevocable Waiver Notice”).

4.	CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF SECTIONS 1 AND 2 HEREOF
Provided that the following conditions precedent have been satisfied, Sections 1 and 2 hereof shall become effective on the Additional Capacity In-Service Date:

(A)	the delivery of the Lender Amendment Consent Notice;

(B)	the delivery of the NextEra Amendment Consent Notice;

(C)	the delivery of the Irrevocable Waiver Notice or the expiration of the Null and Void Deadline without AES Hawaii having exercised AES Hawaii’s Null and Void Right; and

(D)	the occurrence of the PUC Approval Date as defined in Section 5.D hereof.
Should the PUC Approval Date not occur by the first to occur of (i) the first anniversary of the date HECO submitted the application to the Public Utilities Commission seeking approval of this Amendment No. 3 and (ii) January 31, 2017 (or such later date as the Parties may agree in writing) (the “PUC Approval Deadline”), either Party may, by written notice to the other Party, declare this Amendment No. 3 null and void, and HECO and AES Hawaii shall be free of all obligations under this Amendment No. 3 and shall pursue no remedies against one another arising out of or related to this Amendment No. 3. Such notice shall be delivered not later than ninety (90) days after the PUC Approval Deadline.

5.	REGULATORY APPROVAL
A.HECO and AES Hawaii shall use good faith efforts to obtain, as soon as practicable, a final non-appealable order from the Public Utilities Commission that does not contain terms and conditions deemed by HECO to be unacceptable and is in a form deemed by HECO to be reasonable, in HECO’s sole, but nonarbitrary, discretion (except as set forth in clause (5)(b) below), ordering that:

(1)the purchased power costs to be incurred by HECO as a result of this Amendment No. 3 are reasonable;
(2)HECO’s purchased power arrangements under this Amendment No. 3, pursuant to which the Committed Capacity available to be purchased by HECO under the Power Purchase Agreement will be increased, are prudent and in the public interest;
(3)the purchased energy costs for Additional Energy and related revenue taxes to be incurred by HECO pursuant to this Amendment No. 3 may be included in HECO’s energy cost adjustment clause to the extent such costs are not included in base rates;
(4)the costs for the Capacity Charge for the Additional Capacity to be incurred by HECO pursuant to this Amendment No. 3 may be included in the Purchased Power Adjustment Clause to the extent such costs are not included in base rates; and
(5)this Amendment No. 3 is approved either:
(a)without modifications; or
(b)with such modifications that are acceptable to AES Hawaii and HECO. For purposes of this subclause (b), modifications to this Amendment No. 3 that are required by such order shall be deemed acceptable to AES Hawaii and HECO unless either AES Hawaii or HECO, within ten days of such party’s receipt of a copy of such order, notifies the other party in writing that such modifications are unacceptable; provided, however, that a requirement that this Amendment No. 3 be modified to disallow the retroactive application of the reliability bonus that is provided in Section 5.3 of the Power Purchase Agreement, as added to the Power Purchase Agreement by this Amendment No. 3, shall be deemed to be acceptable by both AES Hawaii and HECO.
B.Notwithstanding any other provisions of this Amendment No. 3 that might be construed to the contrary, HECO’s obligations under this Amendment No. 3 to purchase power delivered by AES Hawaii by virtue of the Additional Capacity and to pay the Energy Charge for the Additional Energy and the Capacity Charge for the Additional Capacity, and any and all obligations of HECO that are ancillary to that purchase and that payment, are all contingent upon obtaining the final non-appealable order described in this Section 5, which order is referred to hereinbelow as the “PUC Approval Order” and the occurrence of the Additional Capacity Rate Inclusion Date.
C.As used in Section 5.A hereof, the term “final non-appealable order from the PUC” means a PUC Approval Order (1) that is considered to be final by HECO, in its sole, but nonarbitrary, discretion, because HECO is satisfied that no party to the subject Public Utilities Commission proceeding intends to seek a change in such PUC Approval Order through motion or appeal, or (2) that is not subject to appeal to any Circuit Court of the State of Hawaii, Intermediate Court of Appeals of the State of Hawaii, or the Supreme Court of the State of Hawaii, because the period permitted for such an appeal (the “Appeal Period”) has passed without the filing of notice of such an appeal, or (3) that was affirmed on appeal to any Circuit

Court of the State of Hawaii, Intermediate Court of Appeals of the State of Hawaii, or the Supreme Court of the State of Hawaii, or was affirmed upon further appeal or appellate process, and that is not subject to further appeal, because the jurisdictional time permitted for such an appeal and/or further appellate process such as a motion for reconsideration or an application for writ of certiorari has passed without the filing of notice of such an appeal or the filing for further appellate process. Promptly after receipt by HECO of a PUC Approval Order, HECO shall provide AES Hawaii with a copy of such PUC Approval Order together with a written statement as to whether the conditions set forth in (a) Section 5.A hereof and (b) clause (1) of the first sentence of this Section 5.C have been satisfied. The Appeal Period under Hawaii law is currently thirty (30) days after entry of an appealable order plus an extension to the next Business Day if the thirty-day period expires on a weekend or holiday.
D.As used in this Amendment No. 3, the term “PUC Approval Date” shall be defined as the date of issuance of the PUC Approval Order if HECO provides the written statement referred to in the second to the last sentence of Section 5.C hereof to the effect that the condition referred to in clause (1) of Section 5.C hereof has been satisfied, or in the absence of such a written statement:
(1)If a PUC Approval Order is issued and is not made subject to a motion for reconsideration filed with the Public Utilities Commission or an appeal, the PUC Approval Date shall be the date one day after the expiration of the Appeal Period following the issuance of the PUC Approval Order.
(2)If the PUC Approval Order became subject to a motion for reconsideration, and the motion for reconsideration is denied or the PUC Approval Order is affirmed after reconsideration, and such order is not made subject to an appeal, the PUC Approval Date shall be deemed to be the date one day after the expiration of the Appeal Period following the order denying reconsideration of or affirming the PUC Approval Order.
(3)If the PUC Approval Order, or an order denying reconsideration of the PUC Approval Order or affirming approval of the PUC Approval Order after reconsideration, becomes subject to an appeal, then the PUC Approval Date shall be the date upon which the PUC Approval Order becomes a final non-appealable order from the PUC within the meaning of Section 5.C hereof.
E.AES Hawaii at its election may seek to intervene or to participate in the Public Utilities Commission docket for approval of this Amendment No. 3 pursuant to applicable rules and orders of the Public Utilities Commission. If AES Hawaii files a motion to intervene or to participate, HECO shall file a letter with the PUC supporting AES Hawaii’s motion to intervene or to participate. The scope of AES Hawaii’s intervention or participation shall be determined by the Public Utilities Commission. However, AES Hawaii expressly agrees to seek intervention or participation for the limited purpose and only to the extent necessary to assist the Public Utilities Commission in making an informed decision regarding the approval of this Amendment No. 3. If AES Hawaii chooses not to seek intervention or participation in the docket, then AES Hawaii expressly agrees and knowingly waives the right to claim, before the Public Utilities Commission, in any court, arbitration or other proceeding, that the information submitted and the arguments offered by HECO in support of the application requesting approval of this Amendment No. 3 are insufficient to meet HECO’s burden of justifying that the terms of this Amendment No. 3 are just and reasonable and in the public interest, or otherwise deficient in any manner for purposes of supporting the Public Utilities Commission’s approval of this Amendment No. 3. AES Hawaii shall not seek in the docket, and HECO shall not disclose to AES Hawaii, any confidential information that would provide AES Hawaii with an unfair business advantage or would otherwise harm the position of others with respect to their ability to compete on equal and fair terms.

6.	OTHER TERMS UNCHANGED; CONFLICT BETWEEN DOCUMENTS
All of the terms and conditions of the Power Purchase Agreement that are not altered, amended or replaced by the provisions of this Amendment No. 3 shall remain in full force and effect. In the event that a conflict arises between the Power Purchase Agreement and this Amendment No. 3, this Amendment No. 3 shall prevail, but the respective documents shall be interpreted to be in harmony with each other where possible.

7.	ENTIRE AGREEMENT
This Amendment No. 3 and the Power Purchase Agreement, as amended herein, embody the whole agreement and understanding of the parties as to matters described herein and supersede and nullify all prior agreements, arrangements and understandings related to the subject matter of this Amendment No. 3; provided, however, that nothing in this Section 7 shall cause the Power Purchase Agreement to be invalid or unenforceable against HECO or AES Hawaii on the basis of regulatory action concerning this Amendment No. 3.

8.	MISCELLANEOUS
A.Capitalized terms defined in Sections 1 and 2 hereof shall have the same meanings when used elsewhere in this Amendment No. 3. Capitalized terms used but not defined in this Amendment No. 3 shall have the respective meanings given to them in the Power Purchase Agreement.
B.The failure of either Party to enforce at any time any of the provisions of this Amendment No. 3, or to require at any time performance by the other Party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Amendment No. 3 or any part hereof, or the right of such Party to enforce every such provision.
C.No modification or waiver of all or any part of this Amendment No. 3 shall be valid unless it is reduced to writing that expressly states that the parties thereby agree to a waiver or modification as applicable and signed by both parties.
D.This Amendment No. 3 may be executed in several counterparts and all so executed counterparts shall constitute one agreement, binding on both Parties hereto, notwithstanding that both Parties may not be signatories to the original or the same counterpart. For all purposes, duplicate unexecuted and unacknowledged pages of the counterparts may be discarded and the remaining pages assembled as one document.

E.This Amendment No. 3 and all documents executed and delivered in connection herewith, and all notices and other communications given pursuant to this Amendment No. 3, may be executed and signatures transmitted via email or facsimile in addition to the methods prescribed in Section 24.2 of the PPA. Email or facsimile deliveries shall be sent as follows:

To HECO:	Email: rodney.chong@hawaiianelectric.com Fax: (808) 203-1238, attention Rodney Chong
With a copy to:	Email: susan.li@hawaiianelectric.com Fax: (808) 543-7302, attention Susan Li
To AES Hawaii:	Email: jeffrey.vaughan@aes.com Fax: (808) 682-4915, attention Jeffrey Vaughan

A.The Parties are executing this corrected version of Amendment No. 3 to correct certain drafting errors in the execution version of Amendment No. 3 previously executed by the Parties (the “Execution Version”). Upon full execution by the Parties, this corrected version of Amendment No. 3 shall have effect from November 13, 2015 and shall supersede in its entirety the Execution Version.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 3 as of the date first above written.

HAWAIIAN ELECTRIC COMPANY, INC.	AES HAWAII, INC.
By: /s/ Joseph P. Viola Name: Joseph P. Viola Title: Vice President, Regulatory Affairs	By: /s/ Patrick G. Murphy Name: Patrick G. Murphy Title: Vice President
By: /s/ Susan A. Li Name: Susan A. Li Title: Senior Vice President,

EXHIBIT 1
AES CAPACITY EVALUATION PROTOCOL
A.    Purpose
The purpose of this evaluation protocol is to set forth a protocol to be used to demonstrate the ability of the Facility to provide firm capacity above 180 MW and up to 189 MW to HECO as measured by HECO’s revenue meters at the Point of Interconnection.
Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to in the Power Purchase Agreement dated as of the 25th day of March 1988 between Hawaiian Electric Company, Inc. (“HECO”) and AES Hawaii, Inc. (“AES Hawaii”), as amended (the “Power Purchase Agreement”).
B.    Capacity Test Conditions and Parameters

1.
A continuous 48-hour capacity test of the Facility will be conducted to determine the additional firm capacity capability of the Facility up to 189 MW (“Capacity Test”). The Facility shall be operated in accordance with Good Engineering and Operating Practices, within all Facility design limits and HECO system conditions when directed as applicable by HECO Load Dispatcher. The Facility will operate on or off EMS control for the Capacity Test at the sole discretion of the HECO Load Dispatcher. At all times, the Facility shall be operated as directed by the HECO Load Dispatcher. If any abnormal condition, equipment failure or Force Majeure event occurs during the Capacity Test which impacts the Capacity Test, or if AES Hawaii elects to end the Capacity Test, the Capacity Test shall end, in which case the parties, after review of the reasons for the Capacity Test’s termination, shall arrange the scheduling of another Capacity Test by mutual agreement of AES Hawaii and HECO.

2.	The power factor during the Capacity Test shall be between 0.90 to 1.00 per unit inclusive as directed by the HECO Load Dispatcher.

3.
Steam export to Chevron during the Capacity Test shall be approximately 30,000 lb/hr or the value necessary for the Facility to achieve PURPA Qualifying Facility requirements, whichever is greater. If the steam export is less than above by 5%, for any hour within the Capacity Test, such hour shall not be used for the Capacity Test. Testing duration may be extended due to failure to meet the foregoing process steam flow rate.

4.
AES Hawaii shall perform the Capacity Test in full compliance with all of its current operating permits, including the Covered Source Permit. At the completion of the test AES Hawaii shall certify to HECO that Covered Source Permit obligations were met during the Capacity Test.

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5.
HECO’s evaluation of the firm capacity capability demonstrated by the Capacity Test shall be based on the Facility output as recorded by the revenue meters recorded over the 48 hour test period and the provisions of Section E hereof. Firm capacity data shall only be valid once the Facility is stable at full load. Stable full load is defined by operation at 189 MW or higher for at least 2 hours prior to the measurement hour in order to allow the Facility’s steam cycle to reach equilibrium. If the Facility is not capable of generating 189 MW, then stable full load shall be defined by operation at the Facility’s maximum output for at least 2 hours prior to the measurement hour. If during the Capacity Test, the HECO EMS dispatches or the HECO Load Dispatcher directs AES Hawaii to operate below stable full load, the period the Facility is below stable full load, including 2 hours for the Facility to return to stable full load, shall be excluded from the determination of the capacity pursuant to Section E hereof and the Capacity Test shall not be extended.

6.
AES Hawaii shall provide written confirmation that no abnormal events occurred during the Capacity Test and that the operation was within a range that can be sustained on a continuous mode of operation under HECO Dispatch.

7.	The AES Capacity Test Protocol is attached as Appendix A.
C.    General Information

1.	The Facility shall be operated by AES Hawaii personnel.

2.
HECO’s Load Dispatcher shall dispatch the Facility at stable full load for the duration of the Capacity Test when allowed by system conditions. Testing can be interrupted or terminated at any time by either party should such be necessary to protect the safety of personnel, equipment or system stability but shall be re-commenced once such situation is rectified.

3.
HECO may, at its discretion, dispatch observers to the Facility to monitor testing as HECO deems necessary. HECO’s observers shall not interfere with operations, nor shall they direct/supervise AES Hawaii’s operations in any manner. However, should they find issues that may compromise the quality of the testing or data, such issues shall be discussed with AES Hawaii management.

4.	Data shall be collected using installed Facility instrumentation set forth in Appendix B.

5.
HECO shall pay AES Hawaii the Energy Charge for all energy (including any thereof above 180,000 kW) during the Capacity Test, including any pretest activities related to the Capacity Test, in accordance with Section 5.1A of the Power Purchase Agreement without giving effect to any of the modifications to Section 5.1A set forth in Amendment No. 3.

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D.    Capacity Test Set up

1.	The Capacity Test run shall commence on a date and time agreed to by HECO and AES Hawaii and shall continue for 48 continuous hours.

2.	Nominal Full load operating conditions of the Facility are as follows:

•	All Feedwater Heaters in service.

•	Throttle pressure: 1890 psig.

•	Turbine ramp rates shall be as set forth in Section 1 of Exhibit 2 to Amendment No. 3.

•	Main Steam/Reheat Steam temperature at Turbine: 950[0]F/1000[0]F.

•	Process Steam: 32 kpph, between 342 - 418[0]F, between 35 -70 psig, or as may be directed by Chevron.

•	Once the coal ship is docked at Kalaeloa Barber’s Point Harbor, Overland Conveyor shall be in service unloading coal ship in accordance with normal offloading schedule.

•	Boiler blowdown: shall be performed as required to maintain boiler water quality within normal parameters.

•	Sootblowing to be conducted in accordance with normal operating practices (approximately every 12 hours).

•	Power Factor: between 0.90 to 1.00 per unit inclusive as directed by the HECO Load Dispatcher.

•	All equipment operated within design parameters and in accordance with Good Engineering and Operating Practices.

•
Fuel: Coal with Tire Derived Fuel and Specification Used Oil, or any other alternative fuel (at AES Hawaii’s reasonable discretion), within normal feed rates and quality as verified with historical data to be provided by AES Hawaii.

E.    Evaluation of Capacity Test Results

1.	HECO shall poll its revenue meters (KW and KVAR) and make results available to AES Hawaii within 3 working days after the Capacity Test.

2.
The minimum full load One Clock-Hour Average over the 48-hour test period, excluding the lowest full load One Clock-Hour Average and any periods that HECO EMS dispatches or HECO Load Dispatcher directs AES Hawaii to operate below stable full load, including 2 hours for the Facility to return to stable full load, shall establish the capacity of the Facility. The “One Clock-Hour Average” is defined as the four consecutive 15 minute periods beginning with the reading for the 15 minute period that ends at 15 minutes past the hour.

3.
Should the Overland Conveyor not be in service during the four consecutive 15 minute periods used to establish the minimum full load One Clock-Hour Average under paragraph E.2 above, the minimum full load One Clock-Hour Average established under paragraph E.2 above shall be adjusted downward by an amount equal to average KW load on the Overland Conveyor during the last coal ship unloading period.

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4.
The capacity for the Facility shall be rounded to the nearest MW output with decimal values of 0.50 and higher being rounded up to the next integer MW value and decimal values of 0.49 or less being rounded down to the next integer MW value and shall be the capacity level demonstrated for the Facility by the Capacity Test.

5.	The following data shall be collected by AES Hawaii during the Capacity Test and submitted to HECO in Excel or other suitable format to allow HECO evaluation of the Capacity Test results.
Generator

•	Gross MW

•	Gross MVAR

•	Auxiliary MW

•	Auxiliary MVAR

•	Generator Terminal Voltage

•	Generator current

•	Generator Temperatures

•	Field voltage and current
Turbine Cycle

•	Throttle Pressure and Temperature

•	Turbine Control valves positions

•	Hot Reheat Pressure and Temperature

•	Feedwater Flow

•	Process Steam Pressure, Temperature and Flow

•	Condenser backpressure

•	Circulating Water Inlet and Outlet Temperature
Each Boiler

•	Feedwater Flow

•	Feed regulating valve position

•	Drum Pressure

•	Superheater Outlet Pressure and Temperature

•	Reheater Inlet Pressure and Temperature

•	Reheater Outlet Pressure and Temperature

•	Sulfur Content of fuel burned during the test

•	Fuel Flow (coal and alternate fuels in KPPH), and

•	Fuel Flow as a percentage of capability

•	Limestone feeder flow rate

•	Limestone feeder flow rate as percentage of capability

•	Primary Air Fan inlet vanes position and motor current

•	Secondary Air Fan inlet vanes position and motor current

•	Induced Draft Fan inlet vanes position and motor current

•	Emissions concentrations for all items specified in the permit

•	Stack Opacity

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6.	Upon conclusion of the Capacity Test, AES Hawaii shall submit to HECO a Capacity Test evaluation report including the data listed above declaring the actual additional Committed Capacity, up to 9 MW.

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APPENDIX A
AES Hawaii + 9 MW Capacity Test Protocol
Scheduled Capacity Test Dates
Preliminary checking and testing will be performed on a date to be agreed upon by HECO and AES Hawaii, during the day shift.
Overview
The Facility will be operated in accordance with the requirements of all permits during the Capacity Test. AES Hawaii will assign someone to be the designated Capacity Test Coordinator (“CTC”) for directing the testing operation, coordinating testing activities for the Facility, verify that valve positions and status have been correctly executed prior to the commencement of the test, and providing technical support to the operators throughout the test duration.
The test procedure is based on use of Facility instrumentation.
Operation Requirements
The Facility will be operated using the typical blend of coals and alternative fuels including spec oil, Tire Derived Fuel (TDF), activated carbon, and conditioned ash, as such alternative fuels may be available from time to time.
Necessary arrangements will be made with HECO. Process steam will continue to be exported to Chevron during the Capacity Test. The Capacity Test will be scheduled such that coal unloading will occur from the Kalaeloa harbor.
The Facility will be brought to the test point as directed by the CTC. Once the Facility reaches the test point load, it shall be allowed to stabilize for at least 2 hours to achieve steady-state equilibrium conditions. After the Facility has stabilized, the CTC will announce commencement of each test and recording of test data shall begin.
Communications will be verified between the control room and all test personnel located outside the control room. Watches of all test personnel will be synchronized to the time indicated by the system clock or equivalent.
Changes in equipment status and the time of status change will be recorded by the Control Room Technician (“CRT”) in the CRT log. Changes in equipment status which could jeopardize the test will be evaluated by the CTC.
Any unsafe condition which is observed during the test will be brought to the attention of the CRT.

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Pretest Activities
The following pretest activities are to begin on a date agreed upon by HECO and AES Hawaii and must be completed prior to the Capacity Test.

1.	Conduct a Facility walkthrough to familiarize test personnel with location of test equipment, instrumentation, etc.

2.	Verify equipment and valve proper position status prior to each test period which will start on a date agreed upon by HECO and AES Hawaii.

3.	Check critical cycle parameters via performance monitoring and resolve parameters which demonstrate significant variance to expected values.

4.
For AES Hawaii’s purpose of estimating the revenue meter data based on its DCS data during the Capacity Test, AES Hawaii shall run the Facility at stable full load for a period of up to one hour, and HECO will provide revenue meter data (KW and KVAR) for the stable full load period within 2 days.

Preliminary Capacity Testing
The objective of the Preliminary Capacity Testing is to check that instruments are functioning properly, make necessary adjustments, check proper installation, and make corrections or calibrations to any questionable designated test instrumentation. Ensure the data acquisition system is operational prior to commencement of testing.
All automated data required for the Capacity Test will be collected during the Preliminary Capacity Testing, as well as any additional manual data required by the CTC.
Capacity Test
The Capacity Test will begin at a time and on a date to be agreed upon by HECO and AES Hawaii. The Capacity Test will be conducted at an approximate Maximum Continuous Rating at 189,000 KW net output, 5% overpressure (1890 psig), and 30,000 lb/hr or 5% thermal output (whichever is greater) process steam flow to Chevron. The Facility will be operated within system constraints.
The Facility will operate on or off EMS for the Capacity Test at the sole discretion of the HECO Load Dispatcher. When on EMS control, HECO will attempt to keep the Facility as steady as possible as allowed by system conditions. If a change in load shall occur, time will be allotted for facility stabilization to occur. The overland conveyer shall be in operation under normal operating conditions and times. The overland conveyer may be shutdown during ship off-loading in accordance to the AES Hawaii operating procedure.
Sootblowing will occur in accordance to normal operating procedure.

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Testing Period and Duration
The Facility will be set at the designated test load and held there until stable operating conditions have been achieved. Testing will be achieved within a 48-hour period.
Data Collection
Data collected during each test period shall include the following:

•	Data from the Facility online data acquisition system

•	Data from the Facility instruments

•	Manually collected data

•	Data from laboratory analysis of samples

Data will be collected on one hour averages.
Coal Sampling
The test period will include routine AES Hawaii fuel sampling according to normal procedures.

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APPENDIX B
AES Hawaii Instrumentation Listing

Signal Name	Description	Units
GTAE01FZ	FROZEN TOT GEN XMFR GROSS	MWHR
TGBE0002	GENERATOR REACTIVE POWER	MVAR
APAE0003	AES UNIT AUX XFMR GROSS OUTPUT	P INHR
APAE0002	UNIT AUX XFMR REACTIVE POWER	MVAR
TGBE0004	GENERATOR VOLTAGE	VOLT
TGBE0003	GENERATOR CURRENT	AMP
YGW_GENST_COIL1_TEMP	GEN STATOR COIL #1	DEGF
YGW_GENST_COIL2_TEMP	GEN STATOR COIL #2	DEGF
YGW_GENST_COILV1_TEMP	GEN STATOR COIL V #1	DEGF
YGW_GENST_COILV2_TEMP	GEN STATOR COIL V #2	DEGF
YGW_GENST_COILW1_TEMP	GEN STATOR COIL W #1	DEGF
YGW_GENST_COILW2_TEMP	GEN STATOR COIL W #2	DEGF
HECO Input	NET FACILITY OUTPUT (GEN-SUT-UAT)
HECO Input	Net MVAR
THRPRESS	XMTR SELECTED THROTTLE PRESS	PSIG
THRTEMP	XMTR SELECTED THROTTLE TEMP	DEGF
SGJT0003	TURBINE HOT RH WEST INLET TEMP	DEGF
SGJT0004	TURBINE HOT RH EAST INLET TEMP	DEGF
SGJP0003	TURB WEST HOT RH STM PRESSURE	PSIG
SGJP0004	TURB EAST HOT RH STM PRESSURE	PSIG
TFWFLOW	TOTAL FEEDWATER FLOW	KLBH
PSTMTEMP	XSEL PROCESS STEAM TEMPERATURE	DEGF
PSTMPRES	XMTR SELECTD PROCESS STM PRESS	PSIG
PSTMFLOW	XMTR SELECTED PROCESS STM FLOW	KLBH
HRAP0001	CONDENSER PRESSURE	INHgA
HRCT0001	CONDENSER CIRC WATER INLET	DEGF
HRCT0002	CONDENSER CIRC WATER OUTLET	DEGF
COA0018D	LOAD CONTROL BY HECO EMS
PWRFACTR	GENERATOR POWER FACTOR
TCFLW1AI	TOTAL COAL FLOW 1A	KLBH
TCFLW1BI	TOTAL COAL FLOW 1B	KLBH
TDFF0002	FILTERED TDF FLOWRATE	TPH
TGBE0006	GENERATOR POWER FACTOR (RAW)	PCT
TOFLW1AI	TOTAL OIL FLOW 1A	GPM
TOFLW1BI	TOTAL OIL FLOW 1B	GPH
LMSTFL1A	LIMESTONE FLOW 1A	LBH
LMSTFL1B	LIMESTONE FLOW 1B	LBH

EXHIBIT 2
OPERATIONAL COMMITMENTS
AES Hawaii confirms, commits to, and/or shall implement the following:

1.	Ramp Rate: AES Hawaii shall continue operating the Facility in accordance with the following minimum ramp rates. If the Facility increases its capacity, the Additional Capacity is defined as “X”:

(a)	2.4 MW/minute when the Facility’s output is between 78 MW and 165 + X MW;

(b)	1.2 MW/minute when the Facility’s output is between 70 MW and 78 MW and between 165 + X MW and 172 + X MW;

(b)	0.6 MW/minute when the Facility’s output is between 63 MW and 70 MW and between 172 + X MW and 180 + X MW.

2.	Droop Response

(a)
AES Hawaii shall perform droop response tests consistent with specifications provided by HECO. These tests will be coordinated around the next scheduled turbine outage (which is currently scheduled for 2018).

(b)
There is evidence that the DCIS system sees a MW mismatch from the LDC and counters the Facility’s droop response. AES Hawaii shall modify the control logic such that the MW mismatch does not exist during periods of frequency disturbance. AES Hawaii will not commit to replacing the DCIS. Due to the risk of Facility trip when downloading control logic, AES Hawaii will coordinate the timing of the upgrade with HECO to minimize risk. This upgrade will be completed during the next scheduled turbine outage (which is currently scheduled for 2018) while maintaining AES Hawaii safety and reliability standards.

(c)	AES Hawaii shall perform droop testing to verify the droop curve and verify that the DCIS changes are effective once made.

(d)	The Facility shall continue to use a droop setting of 5%, with zero deadband.

3.	Enhanced Protection and Control Capabilities

(a)	Turbine Trip Scheme
On October 27, 2015, AES Hawaii lowered the trip timing on the 32-1 reverse power generation protection relay from 2.5 seconds to 0.25 seconds and shall maintain such trip timing at 0.25 seconds unless otherwise agreed.

(b)	Protection Upgrade

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AES Hawaii performed protection upgrades to SEL 300G technology at its own expense in 2013 as requested by HECO.

(c)	Fault Ride-Through Capability

(i)
During the next scheduled boiler outage (currently scheduled for 2017), AES Hawaii shall add fault recording devices at its own expense to facilitate event investigation and allow AES Hawaii to accurately target improvements. Future data collected to be shared with HECO to maximize root cause analysis benefits.

(ii)
AES Hawaii examined the equipment that tripped during the March 7, 2012 event and has since upgraded its excitation and voltage regulation system to improve the Facility’s ability to ride-through voltage dips and maintain a constant high side voltage.

(iii)	AES Hawaii shall continue to operate in automatic voltage regulation mode.

(d)	On-line Turbine Protection Testing. The following items are currently in practice by AES Hawaii and shall continue to be so:

(i)	If requested by HECO, AES Hawaii shall lower unit load during turbine protection testing in order to lower risk to HECO’s system.

(ii)	Testing to be coordinated with HECO’s System Operation Department.

(iii)	AES Hawaii shall stay on EMS during such testing unless directed otherwise by System Operation Control Center (no impact to availability).

(e)	Wood Poles

(i)
AES Hawaii currently has three wood poles between two steel structures (one at AES Hawaii’s main transformer and one at the substation, which poles support both generator and startup power transmission lines).

(ii)	AES Hawaii shall continue to inspect the wood poles per industry standards and ensure any needed remediation (including replacement) to comply with industry standards is completed.

(f)	Maintenance Practices

(i)	AES Hawaii has conducted a thorough inspection of the generator by performing the following:

(A)	Nondestructive testing of retaining rings (Toshiba advised that the inspection be done with the retaining rings on); and

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(B)	Flux probe testing before the generator went offline for its most recent turbine/generator outage.
AES Hawaii shall conduct on-line flux probe testing by December 31, 2015.

(ii)
AES Hawaii performed maintenance on transformer components and the 138 kV structure at the scheduled turbine outage in 2015 and shall do so again at the next scheduled turbine outage, scheduled for 2018.

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EXHIBIT 3
FUEL SUPPLY PROTOCOL

1.	Fuel Supply Requirements and Consequences of Shortage of Fuel Supply

1.1.
AES Hawaii shall have (a) a Monthly Average Daily Fuel Supply of at least twenty-five (25) days during each calendar month (the “Monthly Fuel Supply Requirement”) and (b) at least ten (10) days of Available Fuel Supply on each day (the “Daily Fuel Supply Requirement”). As used in this Exhibit 3, (i) “Available Fuel Supply” means AES Hawaii’s fuel supply on Oahu and (ii) “Monthly Average Daily Fuel Supply” means AES Hawaii’s average daily fuel supply on Oahu unloaded from a ship and fuel supply on any ship that is docked at Kalaeloa Barber’s Point Harbor that has not yet been unloaded during any calendar month as shown in the Fuel Supply Report (as defined in paragraph 2.1 below) for such month.

1.2.
For the purposes of this Exhibit 3, in determining the number of days of Available Fuel Supply and the Monthly Average Daily Fuel Supply, the amount of days shall be rounded to the nearest whole number.

1.3.
If a Diversion Event occurs, AES Hawaii shall (a) promptly notify HECO thereof and (b) use reasonable efforts to cause an affiliate of AES Hawaii to divert a coal vessel that is transporting fuel to an affiliate of AES Hawaii to instead deliver such fuel to AES Hawaii at Kalaeloa Barber’s Point Harbor. “Diversion Event” means any event that will prevent the arrival and discharge of a nominated coal vessel in sufficient time to permit AES Hawaii to be continuously dispatched according to the terms of this Fuel Supply Protocol without interruption until a subsequent or replacement AES Hawaii coal vessel is expected to be loaded and arrive for discharge at Kalaeloa Barber’s Point Harbor.

2.	Reporting of Fuel Supply and Dispatch of the Facility

2.1.
By the 10th Business Day of each calendar month during the Term, AES Hawaii shall provide to HECO a fuel supply report (the “Fuel Supply Report”) detailing (a) the projected daily Available Fuel Supply, the projected daily fuel consumption and the projected dates and amounts of fuel deliveries for the subsequent 365-day period (the “365-Day Projected Fuel Supply”) and (b) the historical data setting forth the actual daily Available Fuel Supply, the actual daily fuel consumption, the actual dates and amounts of fuel deliveries and the Monthly Average Daily Fuel Supply. In the event a pattern of material inconsistencies in the 365-Day Projected Fuel Supply provided by AES Hawaii is found, as compared to the Monthly Average Daily Fuel Supply for the same month, upon HECO’s request, AES Hawaii shall perform, at AES Hawaii’s expense, a review of their assumptions and formulas used to project the fuel supply and provide HECO with its proposed remedial action plan within 10 Business Days of such request.

2.2.
Upon receipt of the Fuel Supply Report each month, if the 365-Day Projected Fuel Supply projects that AES Hawaii will have less than 15 days of Available Fuel Supply on any day in such month, then the following provisions shall apply during such month:

(a)
In addition to providing the Fuel Supply Report on a monthly basis as required under paragraph 2.1 above, AES Hawaii shall also provide to HECO daily updates to the 365-Day Projected Fuel Supply (including updates to the projected daily Available Fuel Supply, projected daily fuel consumption and projected dates and amounts of fuel deliveries) and the expected date that coal will be fully unloaded from the next fuel delivery.

(b)
If the next delivery of coal is not expected to be on Oahu (unloaded from a ship) before the 9th day of projected Available Fuel Supply (i.e., 9 days or less of fuel on Oahu) is reached, then HECO may dispatch the Facility at a lower level to conserve fuel. As a condition precedent to HECO exercising its right to dispatch the Facility at a lower level pursuant to this paragraph 2.2(b), HECO shall consult with AES Hawaii about the situation and use reasonable efforts to accommodate the views of AES Hawaii.

(c)
If HECO dispatches the Facility at a lower level to conserve fuel pursuant to clause (b) above and HECO obtains Replacement Energy as a result thereof, AES Hawaii shall pay to HECO the difference between HECO’s fuel costs for such Replacement Energy and the energy costs that would have been incurred pursuant to the PPA if the Facility had produced the energy for the period during which the Replacement Energy was obtained; provided that for purposes of the foregoing, “Replacement Energy” shall mean the difference between (i) the estimate of how the Facility would have been dispatched were it not for the reduction in output necessary to conserve fuel, and (ii) the actual dispatch of the Facility. HECO shall cause any net benefit of such payment to be passed through to its ratepayers.

2.3.
In accordance with the PPA, HECO has the right to dispatch the Facility anywhere between the maximum and minimum levels specified in the PPA. If HECO dispatches (pursuant to 2.2(b)) or AES Hawaii requests dispatch of the Facility at a lower level (than it would otherwise be dispatched at) because of AES Hawaii’s shortage in fuel supply, such reduction of dispatch shall be considered a derating for purposes of the Capacity Charge, the Fixed O&M Cost component of the Energy Charge, the Equivalent Availability Factor and the Equivalent Forced Outage Rate.

2.4.	Section 8.1B of the Power Purchase Agreement shall not apply to any derating pursuant to this Exhibit 3.

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2.5.
Pursuant to Section 15.2 of the Power Purchase Agreement, the obligations of AES Hawaii under this Exhibit 3 shall be excused to the extent and for the period that its inability to perform is caused by a Force Majeure event; provided that in the case of a Force Majeure event that affects AES Hawaii’s fuel supply (such as the sinking of a coal vessel), such provision shall not apply to the first twenty (20) days of AES Hawaii’s obligations hereunder that are affected by such Force Majeure event.

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